Exhibit 99.1

Chaparral Energy Announces Changes to Board of Directors

Oklahoma City, April 15, 2019 — Chaparral Energy, Inc. (NYSE: CHAP) today announced it has appointed Mr. Marcus (Marc) Rowland to serve as an independent director of the board effective April 10, 2019, to fill the vacancy resulting from the resignation of Mr. David Geenberg as a member of the board effective March 11, 2019. Chaparral’s Board of Directors, with the addition of Mr. Rowland, now includes eight members, and will remain at eight directors eliminating the vacancy created by the resignation of Mr. Graham Morris on March 11, 2019.

“We are very pleased to have added Marc Rowland to our board of directors and thank Mr. Geenberg and Mr. Morris for their past contributions and guidance,” said Chaparral’s Chairman of the Board Robert F. Heinemann. “Mr. Rowland has more than 40 years of experience as a seasoned oil and gas corporate executive in both the exploration and production, as well as the oilfield services sectors. As a well-respected director and investment manager, Marc’s insights will be very beneficial to the board. We look forward to leveraging his expertise and are excited about the future of Chaparral and our differentiated STACK and Merge acreage.”

Marc Rowland is the founder and senior managing director of IOG Capital, LP and is the chief executive officer of IOG Resources, LLC. Mr. Rowland serves on a number of private and public boards, including as chairman of the board for SilverBow Resources. Prior to founding IOG Capital, he served as the chief executive officer at FTS International, Inc. (formerly Frac Tech International, LLC) from May 2011 to November 2012 and as the president and chief financial officer of Frac Tech Services, LLC and Frac Tech International, LLC from November 2010 to May 2011. Mr. Rowland served as the chief financial officer or equivalent positions of Chesapeake Energy Corporation from 1993, when the company became publicly traded, until October 2010. Mr. Rowland is a 1975 alumnus of Wichita State University and currently serves as a member of the investment committee.

About Chaparral

Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 131,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 260,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact Scott Pittman Chief Financial Officer 405-426-6700 investor.relations@chaparralenergy.com	Media Contact Brandi Wessel Communications Manager 405-426-6657 brandi.wessel@chaparralenergy.com